Freeport-McMoRan Copper & Gold Inc. Receives Approval to Return to Normal Mining Operations

NEW ORLEANS, LA, December 8, 2003 – Freeport-McMoRan Copper & Gold Inc. announced today that the Department of Energy and Mineral Resources (DEMR) has completed its review of the October 9, 2003 pit wall slippage at PT Freeport Indonesia’s (PT-FI) Grasberg mining operations in Papua, Indonesia and DEMR has approved the return to normal mining operations.  PT-FI is on track to achieve its previously reported estimated 2003 adjusted annual sales of 1.33 billion pounds of copper and 2.45 million ounces of gold.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.

Cautionary Statement:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding anticipated sales volumes and the impact of copper and gold price changes.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.